Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

INDAPTUS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Amended and Restated 2021 Stock Incentive Plan	Equity	Common stock, par value $0.01 per share	Rule 457(c) and 457(h)	2,500,000	(2)	$$1.69	(3)	$4,225,000.00	$147.60 per million dollars	$623.61
	Total Offering Amounts							$4,225,000.00		$623.61
	Total Fee Offsets									$—
	Net Fee Due									$623.61

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (as amended and restated, the “Incentive Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 2,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Indaptus Therapeutics, Inc. that are or may become available for issuance under the Incentive Plan pursuant to its terms.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on August 6, 2024.